EXHIBIT 23

[LETTERHEAD OF CLARK, SCHAEFER, HACKETT & CO.]

Consent of Independent Registered Public Accounting Firm

Board of Directors
United Community Bancorp
Lawrenceburg, Indiana

       We consent to incorporation by reference in Registration Statements Nos. 333-132939 and 333-138765 on Forms S-8 of United Community Bancorp of our Report of Independent Registered Public Accounting Firm, dated September 28, 2010, on the consolidated balance sheets of United Community Bancorp as of June 30, 2010 and 2009, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the two years in the period ended June 30, 2010 which reports appear in the 2010 annual report on Form 10-K of United Community Bancorp.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio
September 28, 2010